EXECUTION VERSION

GLOBAL SECURITIES LENDING AGENCY AGREEMENT

This Global Securities Lending Agency Agreement, dated as of May 8, 2026 (this “Agency Agreement”), is entered into by and between (i) CITIBANK, N.A., a national banking organization (the “Agent”) and (ii) VICTORY PORTFOLIOS IV and VICTORY VARIABLE INSURANCE FUNDS II, each a Delaware statutory trust and an open-end management investment company, on behalf of each of its respective series portfolios listed on Exhibit A of the Agency Agreement, each acting individually and not jointly or jointly and severally, as may be amended from time to time (each a “Lender”).  Capitalized terms used herein without definition shall have the meanings assigned thereto in the Lending Agreements (as defined below).

WHEREAS, the Lender wishes to appoint the Agent, and the Agent is willing to accept such appointment, to lend certain of the Lender’s’ securities upon the terms and conditions set forth in this Agency Agreement.

THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Agent and the Lender agree as follows:

1.Appointment and Acceptance; the Agent’s Authorization.

a.

The Lender hereby appoints the Agent, and the Agent hereby accepts its appointment, as the Lender’s securities lending agent with the duties and obligations set forth in this Agency Agreement.  No covenants or obligations not set forth herein shall be implied as a result of this Agency Agreement.

b.

The Lender hereby authorizes and directs the Agent to arrange and administer loans of securities (the “Loans”) maintained in the Lender’s accounts or as agreed upon by the parties from time to time (those accounts listed in Exhibit A, the “Designated Accounts” and the assets and securities contained therein, the “Securities”).  Securities that are the subject of a Loan shall be referred to as “Loaned Securities”.

c.

The Lender hereby authorizes and directs that the Agent may pool assets and securities from the Designated Accounts with those of other lenders that are clients of the Agent for the purpose of arranging the Loans; provided that Agent shall account for each Loan separately at all times. In this regard, the Lender acknowledges that the Agent may utilize one or more omnibus securities accounts, opened on its own books for the account of its customers (the “Administration Account(s)”), for these purposes. Assets and securities of the Lender in the Administration Account(s) will not be Loaned Securities and such assets and securities will be treated as safe custody assets in accordance with ’Applicable Law (as hereinafter defined).  The Administration Account shall be designated so as to make it clear that the assets and securities belong to the Lender and other customers of the Agent and the assets and securities held in the Administration Account will be segregated from the Agent’s own assets.

d.

The Lender hereby authorizes and instructs the Agent to enter into Loans on behalf of the Lender with the entities identified in Schedule I hereto or as otherwise identified by the Lender in writing from time to time (each, a “Borrower”).

e.

Prior to arranging a Loan of Securities with a Borrower, the Agent will, on behalf of the Lender, enter into lending agreements substantially in the form of the market standard agreements in the relevant market, security agreements and, where prudent in respect of Loaned Securities in certain markets including but not limited to Brazil, Korea, Malaysia, Thailand and Taiwan, variations to such lending agreements (such agreements and variations shall be collectively or individually referred to as “Lending Agreements”). The current market standard lending agreements and the security agreements are listed on Schedule VI hereto. The Lender agrees to be bound by the terms and conditions of each Lending Agreement entered into by the Agent on its behalf provided that (i) any material deviation from the applicable market-standard form (including any deviation that could reasonably be expected to adversely affect the Lender’s rights, remedies, protections or economic interests, or increase the Lender’s risk or liability shall not be entered into by the Agent on behalf of the Lender without the Lender’s written approval, and (ii) Borrowers shall meet credit and legal eligibility criteria approved by the Lender (or its delegate) from time to time.
2.	The Agent’s Services.In addition to the foregoing, the Lender hereby authorizes the Agent to perform the following functions:
a.	To negotiate rebates and/or lending fees with the Borrowers.
b.

To collect from Borrowers the cash, securities or other financial instruments that will serve as collateral for the Loans (“Collateral”).  The Lender hereby authorizes and instructs the Agent to accept on behalf of the Lender as Collateral for Loans the types of cash, securities or other financial instruments identified in Schedule II to this Agency Agreement. The Agent shall ensure at all times that Collateral meets the parameters in Schedule II and shall promptly notify the Lender of any deficiency and cure steps taken, provided that no notice shall be required for non-material deficiencies that do not result in unsecured exposure and that are fully cured by the end of the next business day.

c.

To enter into and sign, as agent for the Lender, such documents and instruments, including but not limited to repurchase agreements, tri-party agreements, subscription agreements, asset management agreements or other relevant agreements as are required for the investment of Collateral.  The Lender agrees to be bound to the terms of any such agreement, and any such agreement shall be consistent with, and strictly limited by, the investment guidelines in Schedule III and the Agent shall not delegate or sub-delegate discretionary investment authority except as expressly permitted therein.

d.

To hold in custody under the terms of Lender’s custody agreement with Citi (if applicable), or to enter into any required agreement with a third party custodian that will hold in custody, any and all Collateral delivered by the Borrowers in respect of Loans.  Subject to the terms hereof, Collateral held by the Agent shall be recorded on the Agent’s books and records as being maintained solely for the benefit of Lenders and segregated from the Agent’s own assets.  The parties agree to the additional terms outlined in Exhibit B to govern Agent’s safekeeping, asset servicing and settlement activities on behalf of Lender and the Agent shall remain responsible for the reasonable selection, oversight and monitoring of any sub-custodians or tri-party agents it appoints, and shall be liable for their acts or omissions to the same extent as for its own except to the extent such acts or omissions arise from fraud or willful misconduct of such vendor that could not reasonably have been discovered by the Agent in the exercise of reasonable care in its selection, oversight and monitoring obligations hereunder.

e.

If requested by the Lender, to invest on the Lender’s behalf all cash Collateral delivered by Borrowers in respect of the Loans.   The Lender hereby authorizes and instructs the Agent to invest cash Collateral pursuant to the guidelines outlined on Schedule III to this Agency Agreement.  The Agent shall invest and re-invest cash Collateral in accordance with Schedule III or as otherwise instructed by the Lender, and shall perform its obligations under this Section 2(e) subject to and in accordance with the standard of care set forth in Section 4(a) of this Agency Agreement. Any breach of Schedule III caused by the Agent in accordance with this Section 2(e) shall be promptly notified and remediated at the Agent’s expense; provided that notice shall not be required for non-material breaches that are fully cured by the end of the next business day.
f.

To perform daily the “mark-to-market” function described in the Lending Agreements as the Lender’s agent and to request and return Collateral as contemplated in the Lending Agreements.  The Lender acknowledges that the Agent will calculate the value of Loaned Securities and Collateral by reference to information provided by recognized pricing services, and shall have no liability for any errors or omissions in such except to the extent resulting from the Agent’s failure to act in good faith or to exercise reasonable care in addressing prices that are manifestly erroneous on their face.

g.

To collect or arrange for the collection of any interest, dividends or other distributions or other payments of any kind on Loaned Securities (including but not limited to manufactured dividends, if any, and other distributions due to the Lender in respect of the Loan) and pay the same to the Lender.

h.

To: (i) terminate or modify any Loan at any time, (ii) terminate its responsibility and obligations as the Agent as to any Loan’ provided that such termination shall not limit or impair the Agent’s indemnification, liability or other continuing obligations with respect to that Loan, and (iii) review and delete any Borrowers and/or investment counterparties at any time in a manner that is fair and equitable among similarly situated clients.

i.

If requested by Lender, to negotiate a fee payable by a Borrower to Lender consistent with Schedule IV to hold securities maintained in the Designated Accounts in reserve for possible future borrowing by a Borrower (a “Pay-to-Hold Reservation” or “PTH Reservation“).

j.	Termination of Loans; Voting Rights.

(ii)

The Agent is directed to arrange only such Loans as are terminable, in whole or in part, at any time, for any reason or for no reason, without penalty. Lender may approve Loans that do not meet the foregoing condition in writing from time to time.

(iii)

Upon termination of a Loan, in whole or in part, the Agent shall require each Borrower to return the Loaned Security within the standard settlement time then prevailing in the relevant market for such Loaned Security.

(iv)

The Lender or its investment adviser shall monitor each Loaned Security to determine whether it would be in the best interests of the Lender to vote on any corporate action with respect to the issuer of any Loaned Security. If a material matter affecting the issuer of a Loaned Security is expected to be voted on which the Lender or its investment adviser believes should, in the best interests of the Lender, be voted, then the Lender its investment adviser  may instruct the Agent to recall the Loaned Security.

3.	Representations and Warranties.
a.

The Lender and the Agent each hereby represent and warrant that, throughout the term of this Agency Agreement, and for as long thereafter as a Loan is outstanding: (i) Each party is authorized, under the terms of its organizational documents (including, without limitation, its certificate of incorporation, memorandum and articles of association and bylaws), the terms of any agreements with any third party, and the laws, rules and regulations that govern it, to enter into this Agency Agreement and be bound thereby, to enter into the Loans, and to invest cash received as Collateral, in the case of the Lender as principal and in the case of the Agent as agent; and (ii) The person executing this Agency Agreement on its behalf has been, and all Authorized Persons acting on behalf of such party will have been, duly and properly authorized to do so.
b.

Lender represents and warrants that, throughout the term of this Agency Agreement, and as long thereafter as a Loan is outstanding: (i) at the time any Loan is made, the Securities in the Designated Accounts are free and clear of all liens and encumbrances except as may be set forth in a custody agreement with Citibank, N.A., and the Lender has full right, title and interest in and to and has not transferred, assigned or encumbered any interest or rights with respect to the Securities, this Agency Agreement, the Lending Agreements or transactions contemplated hereby or thereby; and (ii) the Lender is not relying on the Agent to advise it on the suitability for the Lender of entering into any of the Lending Agreements nor the creditworthiness of any particular Borrower.

c.

Both parties agree that the representations and warranties contained in this Section 3 shall be ongoing in nature, and shall continue throughout the term of this Agency Agreement.  If, during the term of this Agency Agreement, either party has reason to believe that any representation or warranty made hereunder is or soon will not be true and correct, then that party is obliged to notify the other party thereof as soon as reasonably practicable.

4.Liability of Agent; Indemnification.

a.

Subject to the limitations contained in Section 5 of this Agency Agreement, the Agent will not be liable for any loss or damage suffered by the Lender unless such loss or damage results from the Agent’s negligence, willful misconduct or fraud, but excluding therefrom any portion of that loss or damage attributable to the actions or inactions of Lender (or its delegate).

b.

If there occurs an event of default by the Borrower under a Lending Agreement, which in the sole discretion of the Agent is not a result of an error or omission of an administrative or operational nature and which event terminates a Loan, the Agent shall indemnify the Lender and liquidate the Collateral for its use in connection with this indemnification and either: (i) replace the Loaned Securities or purchase “Equivalent Securities” as that term is defined in the relevant Lending Agreement; or (ii) pay an amount that is equal to the value of the Loaned Securities at the time at which the Loaned Securities were due to have been returned by the Borrower, or, if at such time a value is not determinable, the latest prior time at which a value is determinable. In the case of securities which have been suspended, delisted or officially declared worthless, the prior sentence shall not require the Loaned Securities to be valued at a price which is not reflective of their current value.

c.

The Lender agrees to indemnify and hold harmless the Agent from and against any and all damages, losses, costs, Taxes (as hereinafter defined) and fees incurred by the Agent that result from: (i) any action taken or omitted to be taken by the Agent pursuant to the terms of this Agency Agreement, or the Lending Agreements; or (ii) as a consequence of carrying out any instructions of the Lender, including, without limitation, instructions transmitted orally, by telephone, telex, facsimile transmission or any other means agreed to between the Lender and the Agent; provided that the Lender shall not indemnify the Agent pursuant to Section 4 of this Agency Agreement to the extent that any such damages, losses, costs, Taxes or fees incurred result from the Agent’s negligence or willful misconduct or fails to comply with agreed-upon security procedures under Section 9 of this Agency Agreement, but excluding therefrom any portion of that loss or damage attributable to the actions or inactions of Lender (or its delegate).

5.	Limitation of Liability.

In addition to any other limits set forth herein:

a.

Agent’s liability under Section 4.a of this Agency Agreement, whether to the Lender or any creditor of the Lender shall be limited to an amount equal to the market value of the securities that are the subject of the loan, investment or transaction to which the damage relates calculated at the time of the alleged act or omission giving rise to the loss.

b.

Under no circumstances shall Agent be liable for (i) special, consequential or indirect damages, lost profits or loss of business, (ii) any liability incurred as a result of the actions or inactions of any depositories, pricing agencies, triparty custodians  or third party custodians, except to the extent selected or supervised by the Agent without reasonable care; (iii) any loss arising as a result of any law, regulation, decree, order or governmental act that prevents or limits the performance of the Agent’s duties and obligations (including the suspension of trading), except insofar as that decree, order or governmental act is imposed as a sanction against Agent due to an act or omission of the Agent in violation of Applicable Law (as hereinafter defined) provided that the Lender shall not indemnify the Agent for losses arising from a third-party custodian’s failure where such custodian was selected or instructed by the Agent without reasonable care.  For the avoidance of doubt, the Lender agrees to indemnify the Agent and to defend and hold the Agent harmless from all Losses incurred by the Agent as a result of a third party custodian failing to comply with the instructions given to it under Section 9.c or otherwise.

c.	Under no circumstances shall the Lender be liable for special, consequential or indirect damages, lost profits or loss of business.

d.

The Agent may refrain from beginning or defending any legal action or proceedings arising out of or in connection with any loan until it shall have received such indemnity and security as it may require for all costs, claims, expenses (including reasonable attorney’s fees) and liabilities which it will or may expend or incur in relation thereto. Any requirement to obtain indemnity or security for litigation under this Section shall be reasonable and shall not apply when the proceeding arises out of the Agent’s negligence, willful misconduct, or fraud, except if the proceeding arises in part due to the action or inaction of Lender (or its delegate).

6.	Lien/Set -Off.

a. In addition to any other remedies available to the Agent under Applicable Law (as hereinafter defined), the Agent shall have, and the Lender hereby grants, a continuing general lien on all Securities of the Lender in Agent’s possession and control, including but not limited to, the Designated Accounts and any Collateral sitting in any collateral account held by the Agent until the satisfaction of liabilities arising under this Agency Agreement of the Lender to the Agent in respect to any fees and expenses or credit exposures incurred in the performance of services under this Agency Agreement.

b.

In addition to any other remedies available to the Agent under Applicable Law, the Agent may without prior notice to the Lender, set off any payment obligation owed to it by the Lender in connection with all liabilities arising under this Agency Agreement against any payment obligation owed by it to the Lender under this Agency Agreement regardless of the place of payment or currency of either obligation (and for such purpose may make any currency conversion necessary).

7.

Subrogation.  If the Agent makes any transfer or payment as a result of a failure by a Borrower to return any Loaned Securities, the Lender agrees that the Agent is and will be subrogated to all the

Lender’s rights with respect to such failure in and to the Lending Agreements and the Collateral under such Lending Agreements and the Lender hereby assigns to the Agent all such rights.

8.Duties of the Lender; Fees; Taxes.

a.

Notwithstanding any other provision in this Agency Agreement to the contrary, the Lender acknowledges and agrees that the investment of cash or other property received as Collateral is for the Lender’s account and risk.  Accordingly, any reduction in the value of cash Collateral resulting from investment losses shall be borne by the Lender, and to the extent any investment losses reduce the amount of cash below the amount required by the Loan and/or mark to market process, the Lender will, on the Agent’s demand, pay to the Agent such amount (together with any applicable fees or charges) in cash, which the Agent will receive and use as, or reimburse for, Collateral.  If the Lender fails to make any such payment due to the Agent, the Lender will be liable to the Agent for the amount of any such payment, together with interest on such amount, from the date of the Agent’s demand referred to above until payment of such liability. The Agent shall bear any shortfall to the extent directly caused by its breach of Schedule III to this Agency Agreement, failure to follow the Lender’s written investment instructions or failure to exercise reasonable care, skill and diligence in investing or reinvesting cash Collateral, except to the extent that such shortfall is attributable to the action or inaction of Lender (or its delegate).

b.

In consideration of the services provided hereunder the Lender agrees to pay to the Agent an amount equal to a fixed percentage of (i) the investment income (net of rebates) on cash Collateral delivered to the Agent on the Lender’s behalf in respect of any Loans by the Borrowers, and (ii) fees paid in connection with transactions for which non-cash Collateral is provided by Borrowers.  These amounts shall be set forth on Schedule IV of this Agency Agreement.  The Lender authorizes and directs the Agent to withhold such fees from amounts received by the Agent on behalf of the Lender on a monthly basis from the amounts payable to the Lender in respect of such investment and fee income or as otherwise agreed in writing. No other fees shall be payable by the Lender except those listed in Schedule IV and such other fees as the parties might mutually agree to in writing.

c.

The Agent shall not be liable for any taxes, levies, imposts, assessments, deductions, withholdings, related liabilities and/or governmental charges that may be levied or assessed on any basis whatsoever in connection its securities lending activities on behalf of the Lender “(“Taxes”; “Taxes” shall not, however, include taxes assessed against the Agent related to its own income or assets). The Lender agrees that Taxes shall be paid by the Lender. The Agent will deduct or withhold for or on account of Taxes from any payment to the Lender if required by any Applicable Law (as hereinafter defined) including, but not limited to (i) any statute or regulation, (ii) any agreement entered into by the Agent and any governmental authority or between any two or more governmental authorities, or (iii) a requirement of any legal, governmental or regulatory authority, where any statute, regulation or governmental authority may be domestic or foreign (any of (i), (ii) or (iii) referred to herein as “Applicable Law”). The Lender acknowledges that the Agent may debit any amount available in any balance held for the Lender and apply such amount in satisfaction of Taxes. The Agent will timely pay the full amount debited or withheld to the relevant governmental authority in accordance with the Applicable Law as provided in this Section. If any Taxes become payable with respect to any prior credit to the Lender by the Agent, the Lender acknowledges that the Agent may debit any balance held for the Lender in satisfaction of such prior Taxes. The Lender shall remain liable for any deficiency and agrees that it shall pay it upon notice from the Agent or any governmental authority. If Taxes are paid by the Agent or any of its affiliates, the Lender shall promptly reimburse the Agent for such payment to the extent not covered by withholding from any payment or debited from any balance held for the Lender.

d.    If during the term of this Agency Agreement the regulatory capital charges associated with provision of the indemnification provided in Section 4 shall increase materially, or if there is a change in law or regulation which materially increases the cost to the Agent of providing its services hereunder, Agent may request a renegotiation of the fee. In such event, the Lender agrees to negotiate in good faith a fee split that fairly allocates any new charges or costs between the parties.

9.	Instructions

a.

The Agent is entitled to rely and act upon any and all instructions (including, consents and notices) received by the Agent, communciated through any manual or electronic medium or system as agreed to by the parties (“Instructions”) of any person identified by the Lender as an “Authorized Person” in connection with the transaction contemplated hereby until the Agent has received notice of any change from the Lender and has had a reasonable time to note and implement such change. The Agent is authorized to rely upon any Instructions received by any means, provided that the Agent and the Lender have agreed upon the means of transmission and the method of identification for the Instructions. In particular:

(i)	The Lender and the Agent will comply with agreed security procedures intended to verify the origination of Instructions.

(ii)	The Agent is not responsible for errors or omissions made by the Lender or resulting from fraud or the duplication of any Instruction by the Lender.

(iii)	The Agent may act on an Instruction if it reasonably believes it contains sufficient information.

(iv)

   The Agent may decide not to act on an Instruction where it reasonably doubts its contents, completeness, authorization, origination or compliance with any security procedures or where Instructions are given which conflict with each other but the Agent will promptly notify the Lender of its decision.

(v)

If the Agent acts on any Instruction sent manually (including by facsimile or telephone), then, if the Agent complies with the security procedures as referred to under Section 9.a.i above, the Lender will be responsible for any direct loss the Agent may incur in connection with that Instruction, provided that the Agent remains responsible where it fails to comply with agreed security procedures or acts with negligence, willful misconduct or fraud and, except to the extent that non-compliance with the agreed security procedures is attributable to the action or inaction of Lender (or its delegate). The Lender expressly acknowledges that the Lender is aware that the use of manual forms of communication to convey Instructions increases the risk of error, security and privacy issues and fraudulent activities.

(vi)	Instructions are to be given in the English language.

(vii)

The Agent may refuse to execute Instructions if, in the Agent’s opinion, they are contrary to any Applicable Law, rule or other regulatory requirement, whether arising from any governmental authority, self‑regulatory organization or that of a relevant stock exchange, clearing house, settlement system or market.

(viii)

In some securities markets, securities deliveries and payments therefor may not be or are not customarily made simultaneously.  Accordingly, notwithstanding the relevant Instruction to deliver any part of the Collateral against payment or to pay for any part of the Collateral against delivery, the Agent may make or accept payment for or delivery of any part of the Collateral at such time and in such form and manner as is in accordance with relevant local law and practice or with the customs prevailing in the relevant market.

b.

The Lender agrees to provide written instructions related to the termination or modification of the terms of a Loan or otherwise as to the recall of Loaned Securities: (i) by electronic mail or SWIFT message; (ii) to the department or desk of the Agent that is separately identified to the Lender; and (iii) in accordance with the deadlines and cutoff times set forth on Schedule V to this Agency Agreement, and to cause all of its investment managers and/or advisors with access to the Designated Accounts to so advise the Agent of any securities in the Designated Accounts it or they, as applicable, shall sell or have sold.  The Lender understands failure to give notice in accordance with the specified deadlines and cutoff times may delay return of Loaned Securities and Agent will have no liability to Lender as a result of the failure of Lender and/or its investment managers/advisors to give notice in accordance with the terms of this Section 9.b, Notwithstanding the previous sentence and without any liability to  Agent, Agent  shall in all cases use commercially reasonable efforts to mitigate such delay in accordance with Section 4(a) of this Agency Agreement.

c.

The Lender agrees to give irrevocable instructions to its custodian substantially in the form of those set out in Annex 1 to Exhibit A: (i) to act in accordance with any instructions given from time to time by the Agent (acting through duly authorised individuals as notified to the Lender’s custodian in writing), including instructions relating to the settlement of transactions effected by the Agent on behalf of the Lender pursuant to any Lending Agreement and the transfer of Securities to or from the Designated Accounts at the direction of the Agent to enable the Agent to meet its obligations hereunder and the Lending Agreements; (ii) to provide, at such times and in such form as the Agent may require, regular update information regarding the status of any action by the Lender’s custodian required by an instruction given by the Lender to such custodian; and (iii) to provide the Agent with information about the Loaned Securities, provided that such irrevocable instructions may be revoked by the Lender upon the termination of this Agency Agreement. Any irrevocable instructions to the custodian shall not limit the Agent’s obligations to the Lender under this Agency Agreement, including Sections 2 and 4, except to the extent such irrevocable instructions to custodian impair Agents performance of its obligations under Sections 2 and 4.

10.	Lender Information.

a. The Agent may rely on the information relating to the Lender, including but not limited to tax-related information, in connection herewith, particularly in agreeing and collecting any income due under a Lending Agreement.  Request for such information by the Agent hereunder may be made from time to time during the term of this Agency Agreement.  The Agent shall not incur any liability for any loss, damages or costs arising directly or indirectly from the inaccuracy of information provided by the Lender or a failure by the Lender to supply information requested hereunder.

b. The Lender shall provide the Agent with information and proof (copies or originals) as to the

Lender’s and/or its underlying beneficial owner’s Tax status or residence or other information as the Agent reasonably requests in order for the Agent to comply with Applicable Law. Information and proof may include executed certificates, representations and warranties, or other documentation the Agent deems necessary or proper to fulfill the requirements of relevant Tax authorities. The Lender shall notify the Agent in writing within 30 days of any material change in, or in the validity of, information previously provided to the Agent.

11.

Advances.  The Lender agrees to repay the Agent promptly for any advances of funds that the Agent may from time to time, in its sole discretion, make to or for the account of the Lender in connection with and to facilitate the transactions contemplated in this Agency Agreement and the Lending Agreements.  In such event, the Lender shall be liable to the Agent for the amount of such advance or payment, together with interest on such amounts, at a rate per annum equal to the rate charged to Agent’s securities lending business by Citigroup Treasury (without markup; currently the Overnight Bank Funding Rate (“OBFR”)) from the date of the Agent’s advance or the due date of such payment, as appropriate, until payment by the Lender of such liability.  The Agent may offset such amounts from the amounts payable to the Lender hereunder.

12.Disclosure/Confidentiality.

a.

The Agent and the Lender will maintain reasonable controls consistent with, and shall treat, any information acquired as a result of or pursuant to this Agreement as confidential. The Lender, on behalf of itself and on behalf of its employees, agents and subcontractors, authorizes the transfer and disclosure of any confidential information of the Lender to and between the Agent and its branches, subsidiaries, representative offices, affiliates and administrative support providers and third parties selected by any of them, wherever situated, for confidential use in connection with the provision of services under this Agreement (including for data processing, statistical and risk analysis purposes and for compliance with Applicable Law), and further agrees that the Agent and any such branch, subsidiary, representative office, affiliate, agent or third party may transfer or disclose any such information to any payor or payee as required by Applicable Law, as required by any regulatory agency, court, other governmental body or self-regulatory agency with jurisdiction over a Party or pursuant to Applicable Law. Cross-border transfers must comply with applicable data-transfer rules. The Agent shall notify the Lender without undue delay of any legally compelled disclosure (unless prohibited) or confirmed data incident and shall remediate that information leakage in accordance with its data privacy policies and procedures. Agent represents that is has established data privacy policies and procedures reasonably designed to prevent unauthorized disclosure or transfer of client data.

b.

The Lender also specifically authorizes the Agent to: (i) disclose information to Borrowers regarding the Lender as those Borrowers request or are required to obtain pursuant to Applicable Law, rule or regulation, or as deemed necessary in connection with the consummation or maintenance of any Loans; (ii) disclose information to issuers (or their nominees),  intermediaries or other persons regarding the Lender pursuant to Applicable Law, rule or regulation; (iii) disclose to third parties information concerning the Securities in the Designated Accounts for the purpose of estimating the potential fees to be paid by Borrowers with respect thereto; and (iv) disclose to its agents and affiliates such information as required or necessary in connection with the consummation of Loans hereunder subject to the limitations in Section 12(a).

c.

The Lender agrees that no printed materials or other matter (in any language) that mention Citi, Citigroup Inc., Citibank, N.A., Citibank Europe plc, the rights, powers or duties of the Agent or the terms of this Agency Agreement shall be published or disclosed to any third party by the Lender or on the Lender’s behalf unless: (i) Citibank, N.A. shall first have given its specific written consent; or (ii) the Lender is legally required to do so pursuant to any Applicable Law, rule or regulation to which it is subject. For the avoidance of doubt, the Agent acknowledges that Lender may refer to the Agent as Lender’s agency securities lending provider in any registration statement, offering documents, financial statements, or other reports to investors or regulatory authorities where Lender is required to provide that information.

13.	Non-Public Information, Bank Business and Roles.
a.Notwithstanding anything else contained in this Agency Agreement and any other agreement between the Lender and Citibank, N.A. and its affiliates (collectively, “Citi”):

(i)the Lender acknowledges that Citibank, N.A. and its affiliates perform a variety of services for a variety of entities, including banking and financial services for Borrowers, and advisor to issuers of the Loaned Securities and Collateral investments of the Lender;

(ii)the Lender shall not hold Citibank, N.A. or its affiliates liable for its or their failure to make use of, in its role as the Agent within the terms of this Agency Agreement, non-public information it obtains in the course of doing so, the use of which may be prohibited by the legal and regulatory environment and by internal Citi policies, whether or not the use of such information in a specific instance might constitute a breach of any such Applicable Laws, regulations or polices. Nothing herein limits the Agent’s obligation to act with reasonable care and in accordance with this Agency Agreement. The Agent shall maintain and operate information barriers and conflict-management policies reasonably designed to prevent misuse of non-public information;

(iii)

the Lender acknowledges that, Citibank, N.A. and its affiliates, in its/their role as custodian and processing agent, may receive compensation from the Lender in addition to the fees received pursuant to this Agency Agreement, and

(iv)

the Agent has entered, and may enter, into agreements similar to this Agency Agreement with others and the Agent or its affiliates may from time to time lend Securities to or through, or enter into similar transactions with, any Borrower or, where relevant, act as discretionary manager for other clients and therefore agrees that:

(A)

the selection of a lender for any particular lending opportunity among all persons having entered into agency agreements with the Agent shall be at the Agent’s discretion provided that Agent shall use reasonable efforts to treat each Lender equitably with other lenders of like circumstances in making lending opportunities available to such Lender hereunder, taking into account the demand for specific securities, availability of securities, types of collateral, eligibility of borrowers, deadline for  settlement and limitations on investments of cash Collateral; and

(B)

the Agent shall have no duty to inform the Lender of any lending or similar opportunity presented to the Agent or its affiliates or to refrain from taking advantage of any such opportunity but may avail itself of any such opportunity as freely as if there were no relation of principal and agent between the Lender and the Agent.

b.

The Lender acknowledges and agrees that the obligations and duties of Citibank, N.A. under this Agency Agreement shall be performed only by Citibank, N.A. and its agents, and shall not be deemed obligations or duties of any other member of the Citi organization. For the avoidance of doubt, nothing herein limits the liability of Citibank, N.A. as Agent for acts or omissions of its affiliates engaged in performing services hereunder.

14.        Regulatory consents

(a)

The Lender agrees that the Agent may provide information to the Lender via email, PDF document or by any other durable medium that is not paper and, in the case of information not personally addressed to the Lender, via the websites notified to the Lender from time to time.

(b)	The Lender agrees that, when executing orders for the Lender in financial instruments, the Agent may execute orders for the Lender in financial instruments outside a trading venue.

15.

Notices.  Except as otherwise specifically provided herein, all notices and other communications shall be in writing in the English language and, for formal default and legal notices, shall be made either by facsimile or by prepaid first class mail (except that notice of termination, if mailed, shall be sent by prepaid registered or certified mail) at the address listed in Schedule VII or at such other address as a party may advise the other parties hereto in writing from time to time.  Notwithstanding the foregoing, operational or otherwise routine notices may be transmitted by email.

16.Termination.

a.

Each party may terminate this Agency Agreement and the Agent’s authorization as securities lending agent for the Lender at any time upon giving not less than fifteen (15) days prior written notice to the other.  The parties hereby acknowledge and agree that, even after notice of termination of this Agency Agreement is given and effective, the Agent shall continue (unless specifically instructed to terminate or novate the Loans) to act as the Agent for the Lender as set forth herein with respect to any Loans outstanding at the time notice of termination is given until such Loans terminate unless such continuation would cause the Agent, Citigroup, Inc. or any affiliate of either to breach Applicable Law. Either party may terminate immediately for cause upon (i) material breach uncured after fifteen (15) business days’ notice; (ii) insolvency or similar proceeding; (iii) loss of regulatory authorization; or (iv) change in law making performance unlawful. Upon termination, the Agent shall co-operate to wind down, novate or transfer outstanding Loans as the Lender directs.

b.	Notwithstanding anything else contained herein, the following Sections shall survive the termination of this Agency Agreement: 4, 5, 6, 7, 8, 11, and 12.

17.Miscellaneous.

a.

No Advice.The Lender acknowledges and agrees that the Agent does not owe to, nor is it obligated to perform on behalf of, the Lender any investment advisory duties or responsibilities, and the Agent shall perform its obligations with respect to the investment and monitoring of cash Collateral in accordance with the standard of care set forth in Section 4(a) of this Agency Agreement, including with respect to ongoing compliance with Schedule III (including re-investment and liquidity maintenance).

b.

No Third Party Beneficiaries.This Agency Agreement is between the parties hereto and is not intended to confer any benefits on third parties, including without limitation any Borrower, any counterparty in a transaction with the Lender, or any third party service provider for the Lender or the Agent.

c.

Force Majeure.

Neither party shall be responsible to the other for any loss caused by a natural, regulatory or societal event due to any cause beyond its reasonable control, such as a natural disaster, nationalization, currency restriction, act of war, act of terrorism, act of God, postal or other strike affecting the market infrastructure, unavailability of communications systems, sabotage or the failure, suspension or disruption of any relevant stock exchange, clearance system or market.

d.Amendments.  This Agency Agreement shall not be amended except by a written agreement between the parties and any purported amendment made in contravention of this Section shall be null and void and of no effect whatsoever.

e.Assignment.  This Agency Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  The Lender may not assign, transfer or charge all or any rights, benefits or obligations hereunder without the consent of the Agent.  Any purported assignment, transfer or charge made in contravention of this Section shall be null and void and of no effect whatsoever. Notwithstanding the foregoing, nothing in this Agency Agreement shall prevent a duly authorized resolution authority acting pursuant to applicable bank resolution, receivership or insolvency laws from assigning Agent’s rights and obligations herein to any other party without restriction.

f.

Entire Agreement.  This Agency Agreement, and all current executed Schedules and Exhibits hereto shall constitute the entire agreement between the parties and, unless otherwise expressly agreed in writing, shall supersede all prior agreements and understandings, written or oral relating thereto, between the parties.

g.

No Implied Waiver.  The parties hereto agree that (i) the rights, powers, privileges and remedies stated in this Agency Agreement are cumulative and not exclusive of any rights, powers, privileges and remedies provided by law, unless specifically waived, and (ii) any failure or delay in exercising any right, power, privilege or remedy will not be deemed to constitute a waiver thereof and a single or partial exercise of any right, power, privilege or remedy will not preclude any subsequent or further exercise of that or any other right, power, privilege or remedy.

h.

Further Assurances.  The Lender agrees to provide such additional information and execute and deliver such further documentation as the Agent may reasonably request in connection with and in furtherance of the transactions authorized herein.  In addition to additional documentation as noted in the preceding sentence, the parties agree to the additional terms outlined in Schedule VII in furtherance of the transactions authorized herein.

i.

Partial Invalidity.  In the event that any provision of this Agency Agreement, or the application thereof to any person or circumstances, shall be determined by a court of proper jurisdiction to be invalid or unenforceable to any extent, the remaining provisions of this Agency Agreement, and the application of such provisions to persons or circumstances other than those as to which it is held invalid or unenforceable, shall be unaffected thereby and such provisions shall be valid and enforced to the fullest extent permitted by law in such jurisdiction.

j.	Governing Law and Jurisdiction; Compliance with Laws.

(i)

This Agency Agreement shall be governed by and construed in accordance with the internal laws (and not laws of conflicts) of the country, and if applicable, the state, identified on Schedule VII.  The parties agree that the courts of such country and, if applicable, such state, shall have jurisdiction to hear and determine any suit, action and proceeding and settle any dispute which may arise out of or in connection with this Agency Agreement; and for such purposes, each irrevocably submits to the non-exclusive jurisdiction of such courts.  Schedule VII also states such additional terms or conditions as may be applicable.

(ii)

Each party hereto irrevocably waives (A) any right to a trial by jury, if applicable; (B) any objection it may have at any time to the laying of venue of any actions or proceedings brought in any court designated hereby, any claim that such actions or proceedings have been brought in an inconvenient forum and the right to object that any court designated hereby does not have jurisdiction over such party; and (C) to the fullest extent permitted by Applicable Law, with respect to itself and its revenues and assets (irrespective of their use or intended use), all immunity on the grounds of sovereignty or similar grounds from actions or proceedings by or in any court, and irrevocably agrees, to the fullest extent permitted by Applicable Law, that it will not claim such immunity in any such actions or proceedings.

(iii)

   The Lender acknowledges and agrees that the Agent’s performance of this Agency Agreement is subject to Applicable Law and to relevant decrees, orders and government acts and the rules, operating procedures and practices of any relevant stock exchanges, clearance systems or market where or through Loans are to be carried out or to which the Agent may be subject or as exist in the country in which any Securities or Collateral are held.

k.	Counterparts. This Agency Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.
l.

Several Obligations.  Each Lender’s obligations and rights under this Agency Agreement are several and not joint, and this Agency Agreement shall be deemed to have been entered into separately by each Lender as if it had executed a separate agreement in its own name. The Agent shall look solely to the assets of the relevant Lender in respect of any claim arising hereunder, no Lender shall be liable for any obligation of another Lender, nor shall the Agent seek satisfaction of any such obligation from any of a Lender’s Trustees, Directors, officers, employees or agents. Neither the authorization of any action by the Trustees, Directors or shareholders of a Lender nor the execution of this Agency Agreement on behalf of the Lender, on behalf of its series portfolios, as applicable, shall impose any liability upon any Trustee, Director, officer, shareholder, employee or agent of a Lender in their personal capacity, but shall bind only such Lender. For the avoidance of doubt, nothing in this Section 17(l) shall be construed to limit or impair the operation of the “Master Netting Agreement” customarily appended to Agent’s form of  SIFMA Master Securities Loan Agreement that facilitates close-out if remedies are exercised are a defaulting Borrower; provided that any such rights shall apply solely with respect to the obligations and assets of the relevant Lender party to such Lending Agreement and shall not permit the assets of one Lender to be used to satisfy the obligations of any other Lender.

IN WITNESS WHEREOF, the parties hereto have caused this Global Securities Lending Agency Agreement (along with all schedules, exhibits, and annexes appended thereto) to be executed as of the date first set forth above.

CITIBANK, N.A., as Agent By: /s/ Thomas Hoang Name: Thomas Hoang Title: Authorized Officer	VICTORY PORTFOLIOS IV, as a Lender By: /s/ Thomas Dusenberry Name: Thomas Dusenberry Title: President
VICTORY VARIABLE INSURANCE FUNDS II, as a Lender By: /s/ Thomas Dusenberry Name: Thomas Dusenberry Title: President

Schedule I

to the Global Securities Lending Agency Agreement,

Between CITIBANK, N.A., As the Agent

and the Lender

SECURITIES LENDING BORROWERS

LENDER: VICTORY PORTFOLIOS IV and
VICTORY VARIABLE INSURANCE FUNDS II

___________________________________________

MSLA	Contract	Borrower Name
1	MSLA	Bank of Montreal
2	MSLA	Bank of Nova Scotia
3	MSLA	Barclays Capital Inc.
4	MSLA	BMO Capital Markets Corp
5	MSLA	BNP Paribas Securities Corp
6	MSLA	BNP Paribas, New York Branch
7	MSLA	BofA Securities, Inc.
8	MSLA	Canadian Imperial Bank of Commerce, New York Branch
9	MSLA	Cantor Fitzgerald & Co
10	MSLA	CIBC World Markets Corp
11	MSLA	Citadel Clearing LLC
12	MSLA	Citigroup Global Markets Inc.
13	MSLA	Clear Street LLC
14	MSLA	Cowen and Co LLC
15	MSLA	Credit Agricole Corporate and Investment Bank
16	MSLA	Credit Agricole Securities (USA), Inc.
17	MSLA	Daiwa Capital Markets America Inc.
18	MSLA	Deutsche Bank Securities Inc.
19	MSLA	Goldman, Sachs & Co. LLC
20	MSLA	HSBC Securities (USA) Inc.
21	MSLA	ING Financial Markets LLC
22	MSLA	Interactive Brokers LLC
23	MSLA	J.P. Morgan Securities LLC
24	MSLA	Janney Montgomery Scott LLC
25	MSLA	Jefferies LLC
26	MSLA	Macquarie Capital (USA) Inc.
27	MSLA	Mirae Asset Securities (USA) Inc.
28	MSLA	Mizuho Securities USA LLC
29	MSLA	Morgan Stanley & Co. LLC
30	MSLA	MUFG Securities Americas Inc.
31	MSLA	National Bank of Canada Financial Inc.
32	MSLA	National Financial Services LLC
33	MSLA	Natwest Markets Securities Inc.
34	MSLA	Nomura Securities International, Inc.
35	MSLA	Pershing, LLC
36	MSLA	Raymond James & Associates, Inc.
37	MSLA	RBC Capital Markets, LLC
38	MSLA	Royal Bank of Canada, New York Branch
39	MSLA	Scotia Capital (USA) Inc.
40	MSLA	SG Americas Securities, LLC
41	MSLA	Societe Generale, New York Branch
42	MSLA	State Street Bank & Trust Co.
43	MSLA	TD Securities (USA) LLC
44	MSLA	Timber Hill LLC
45	MSLA	UBS AG London Branch
46	MSLA	UBS Securities LLC
47	MSLA	US Bancorp Investments, Inc.
48	MSLA	Wells Fargo Bank, N.A.
49	MSLA	Wells Fargo Clearing Services, LLC
50	MSLA	Wells Fargo Securities, LLC

GMSLA
1	GMSLA	ABN AMRO Bank N.V.
2	GMSLA	Banco Santander SA
3	GMSLA	Bank of Montreal, London Branch
4	GMSLA	Bank of Nova Scotia, London Branch
5	GMSLA	Barclays Bank Plc
6	GMSLA	Barclays Capital Securities Limited
7	GMSLA	Barrenjoey Markets PTY LTD
8	GMSLA	BMO Capital Markets Limited
9	GMSLA	BMO Nesbitt Burns Inc.
10	GMSLA	BNP Paribas Financial Markets
11	GMSLA	BNP Paribas Prime Brokerage International Limited
12	GMSLA	BNP Paribas, London Branch
13	GMSLA	BNP Paribas, Paris Branch
14	GMSLA	Canadian Imperial Bank of Commerce, London Branch
15	GMSLA	Canadian Imperial Bank of Commerce, Toronto Head Office
16	GMSLA	CIBC World Markets Inc.
17	GMSLA	Citigroup Global Markets Japan Inc.
18	GMSLA	Citigroup Global Markets Limited
19	GMSLA	Credit Agricole CIB
20	GMSLA	Daiwa Capital Markets Europe Limited
21	GMSLA	Deutsche Bank AG, Frankfurt
22	GMSLA	Deutsche Bank AG, London
23	GMSLA	ED&F Man Capital Markets LTD
24	GMSLA	Goldman Sachs International
25	GMSLA	Goldman Sachs Japan Co, LTD
26	GMSLA	Hong Kong Shanghai Banking Corporation Limited
27	GMSLA	HSBC Bank Plc
28	GMSLA	ING Bank NV
29	GMSLA	J.P. Morgan Securities PLC
30	GMSLA	Jefferies International Limited
31	GMSLA	Lloyds Bank Corporate Markets PLC – London Head Office
32	GMSLA	Lloyds Bank PLC
33	GMSLA	Macquarie Bank Limited
34	GMSLA	Marex Financial
35	GMSLA	Merrill Lynch International
36	GMSLA	Mizuho International Plc
37	GMSLA	Mizuho Securities Co Ltd.
38	GMSLA	Morgan Stanley & Co. International Plc
39	GMSLA	Morgan Stanley MUFG Securities Co., Ltd
40	GMSLA	MUFG Securities EMEA PLC
41	GMSLA	National Australia Bank Ltd. London Branch
42	GMSLA	National Bank Financial Inc.
43	GMSLA	Natixis Japan Securities Co LTD
44	GMSLA	Natixis S.A.
45	GMSLA	Natwest Markets Plc
46	GMSLA	Nomura International Plc
47	GMSLA	Nordea Bank AB (PUBL)
48	GMSLA	RBC Dominion Securities Inc.
49	GMSLA	RBC Europe Limited
50	GMSLA	Royal Bank of Canada
51	GMSLA	Scotia Capital Inc.
52	GMSLA	SG Option Europe S.A.
53	GMSLA	Skandinaviska Enskilda Banken AB (publ)
54	GMSLA	SMBC NIKKO Securities Inc.
55	GMSLA	Société Générale
56	GMSLA	Standard Chartered Bank
57	GMSLA	State Street Bank and Trust Company
58	GMSLA	TD Securities Inc.
59	GMSLA	Toronto Dominion Bank
60	GMSLA	UBS AG London
61	GMSLA	UBS Europe SE
62	GMSLA	Unicredit Bank AG
63	GMSLA	Wells Fargo Bank, N.A.
64	GMSLA	Yuanta Securities (Hong Kong) Company Limited

AMSLA
1	AMSLA	Barclays Capital Securities Limited
2	AMSLA	Citigroup Global Markets Australia PTY Limited
3	AMSLA	Deutsche Securities Australia Limited
4	AMSLA	J.P. Morgan Securities Australia Limited
5	AMSLA	Macquarie Bank Limited – Sydney Head Office
6	AMSLA	Merrill Lynch Equities (Australia) Limited
7	AMSLA	Morgan Stanley Australia Securities Limited
8	AMSLA	National Australia Bank LTD – Melbourne Head Office (GMSLA)
9	AMSLA	Royal Bank of Canada (Sydney Branch) (GMSLA)
10	AMSLA	UBS Securities Australia Limited

***Lender acknowledges that Agent may be separately compensated by these borrowers to maintain stable loans of USTs to these borrowers on a best efforts basis.

****No material modification of this list or addition of new Borrowers shall be made without the Lender’s prior written consent.

1.

By choosing Citigroup Global Markets Inc. (“CGMI”) or Citigroup Global Markets Limited (“CGML”) as an approved borrower, you acknowledge that such entity is an affiliate of Citibank, N.A. (“Citibank”).

2.

By choosing Citibank as an approved borrower you agree that, from time to time, Citibank may (1) borrow securities for its own proprietary transactions or (2) borrow securities from you, and on-lend them to other borrowers as riskless principal/conduit lender.  As to only these loans, the Agent shall have all the rights and obligations of the Borrower as set forth in the Lending Agreements, provided however that:

With respect to loans made pursuant to (1) above, Citibank acknowledges and agrees that such loans:

(a)shall be made pursuant to terms and conditions substantively equivalent to the terms and conditions of loans with other Borrowers under the Lending Agreement; and
(b) shall be made at rates and pricing equal to or better than rates or pricing negotiated with other borrowers for a similarly structured loan.

With respect to loans made pursuant to (2) above:

(a)	Citibank will do so only upon receipt of a request by a potential borrower (which may include entities affiliated with Citibank), and not for its own account.
(b)	Citibank will only do so if a potential borrower is not on your list of approved borrowers (such a borrower, a “non-approved borrower”).
(c)

Citibank will only do so if, at the time that a non-approved borrower offers to borrow the same securities from Citibank, we have not received nor have actual knowledge of an offer to borrow the same securities from an approved borrower.

(d)	You acknowledge that Citibank will be compensated by means of a spread between the fees paid to you by Citibank and the fees charged by Citibank to the ultimate borrower.

[end]

Schedule II

to the Global Securities Lending Agency Agreement,

Between CITIBANK, N.A., As the Agent

and the Lender

Collateralization Parameters

The Agent shall accept only the following types of Collateral in an amount equal to or greater than the designated maintenance requirement (for the specific type of Loan) for any Loans entered into pursuant to authority in the Securities Lending Agency Agreement:

A.Collateral

(i)	Cash (US Dollars only)*;
(ii)	US Government Securities or OECD government and agency securities;

* Note:  The Lender consents that cash received as Collateral may be invested in obligations of Citigroup and/or its affiliates, provided that such investments of cash received as Collateral meet all of the conditions set forth in the Investment Guidelines attached hereto and are at arm’s-length market-rate terms. Under the rules of various Third-Party Collateral Agents, even if cash is not a specified Collateral type, such Agents may accept cash in lieu of the specified non-cash Collateral on an intraday basis, which may occasionally result in their holding cash overnight on a temporary basis. In such event, the Third-Party Collateral Agents normally require replacement of the cash with permitted non-cash Collateral once available.

B.Minimum Maintenance Requirements*

(i)	Loans of US or OECD Government Securities: 102% plus accrued interest.
(ii)	Loans of US Corporate Debt Securities: 102% plus accrued interest.
(iii)	Loans of US Equity Securities: 102%.
(iv)	Loans of non-US Securities: 105%.
(v)	All other Securities: 105%.

*Note:

Lender acknowledges that: (i) in addition to calculating margin at the individual loan level, Agent also calculates margin requirements in the aggregate across all Lender loans against the Lender’s aggregate margin requirements with respect to each Borrower. And that in some circumstances, including upon loan settlement date, individual loan margin may drop below the above margin requirements but are above 100% in aggregate for the borrower for the Fund. In these circumstances Lender would deem the loan to be in compliance with these guidelines; and, (ii) in addition, market practice is to operate within a de minimis collateral shortfall tolerance at the individual loan level. Lender acknowledges that, for individual loans, margin may not be called for amounts below the lesser of $50,000 or 10% of the loan balance, and Lender will not be deemed out of the compliance with these guidelines, provided the collateral percentage remains at a minimum 100%.

[end]

Schedule III

to the Global Securities Lending Agency Agreement,

Between CITIBANK, N.A., As the Agent

and the Lender

INVESTMENT GUIDELINES FOR

SECURITIES LENDING CASH COLLATERAL

LENDER: VICTORY PORTFOLIOS IV, on behalf each of its series portfolios listed on Exhibit A and VICTORY VARIABLE INSURANCE FUNDS II, on behalf of each of its series portfolios listed on Exhibit A

1.	LOAN RESTRICTIONS

Loans, as that term is defined in the Agency Agreement, shall conform to the restrictions set forth in Section 2 of this Schedule III (irrespective of whether Lender permits cash Collateral to be invested in other than money market funds) and the following:

a)	Except with the written approval of Lender, no more than 99% of a Lender’s holdings of any security (i.e., any CUSIP) may be on loan at any time.
b)

The maximum lendable amount of any Lender’s total assets, including the value of all collateral investments (“Total Assets”)*, is 33 1/3%, or such lesser percentage provided by the Lender’s investment policies.

c)	No more than ten percent (10%) of each Lender’s Total Assets* may be loaned or sold to any one counterparty.

* Citi systems currently use Net Asset Value for calculation of compliance status with this limitation

2.	PERMISSIBLE INVESTMENTS

Cash Collateral may be invested in the following as Permissible Investments, provided however that                    Lender may at any time modify this listing by written notice to Agent:

a)	The Agent is instructed to invest cash Collateral as follows:

Fund Name	Ticker	CUSIP
Government Funds
Dreyfus Government Cash Management	DGCXX	262006208
Federated Government Obligations Fund	GOIXX	60934N104
Fidelity Institutional Money Market Government Portfolio	FRGXX	31607A703
Goldman Sachs Financial Square Government Fund	FGTXX	38141W273
Goldman Sachs Financial Square Treasury Solutions Fund	FEDXX	38142B880
HSBC US Government Money Market Fund	HGIXX	40428X107
Invesco Government & Agency Portfolio	AGPXX	825252885
JP Morgan Government Fund	OGVXX	4812C0670
Morgan Stanley Institutional Liquidity Government Portfolio	MVRXX	61747C707
Northern Institutional US Government Portfolio	BNGXX	665278404
Northern Institutional US Government Select Portfolio	BGSXX	665278701
Northern Institutional US Government Select Portfolio	WCGXX	665279840
State Street Institutional US Government Money Market Fund (Inst.)	SAHXX	857492573
State Street Institutional US Government Money Market Fund (Prem.)	GVMXX	857492706
Western Asset Institutional Government Reserves	INGXX	52470G791
Treasury Funds
BlackRock Liquidity Funds Fed Fund	TFDXX	09248U700
BlackRock Liquidity Funds T-Fund	TSTXX	09248U718
Dreyfus Treasury Obligations	DTRXX	261908107
Federated Treasury Obligations Fund	TOIXX	60934N500
Fidelity Institutional Money Market Treasury Portfolio	FRBXX	31607A885
Goldman Sachs Financial Square Treasury Obligations	FTOXX	38141W323
Invesco Treasury Portfolio	TRPXX	825252406
JP Morgan Treasury Plus Money Market Fund	IJTXX	4812C2734
Morgan Stanley Institutional Liquidity Treasury Portfolio	MISXX	61747C582
Northern Institutional Treasury Portfolio	NITXX	665279808
State Street Institutional Treasury Plus Money Market Fund	TPIXX	857492862
b)	No more than ten percent (10%) of each lender’s Total Assets* may be invested in any one money market fund listed in section 2(a) above.

* Citi systems currently use Net Asset Value for calculation of compliance status with this limitation

3.	MISCELLANEOUS

The Lender recognizes and understands that the term of the investments made at its direction in accordance with the above guidelines may not match and may extend beyond the term of the loans of the relevant securities.  The Lender acknowledges that there may be term investments which can usually be closed out prior to maturity but that there may be early termination charges.  In the event that Citibank, N.A.’s appointment as securities lending agent is terminated, the Lender, at its option, may either (1) permit loans of securities, equal in market value to the original purchase price of the investment, to remain outstanding until the investment matures, or (2) purchase such investment into its own portfolio at the original purchase price plus the interest (or principal if originally purchased at a discount) that would have accrued, or (3) instruct the Agent to liquidate the investment promptly.

In connection with investments in money market funds, the Lender acknowledges that Citibank, N.A. may enter into separate agreements with such funds to provide services to them. Citibank, N.A. may receive compensation from the management companies of such funds in connection with those services. Any such compensation shall not affect the return received by the Lender hereunder, which shall be consistent with the returns received by other investors in the applicable fund. The Lender further acknowledges that Citibank, N.A. is not an employee, officer or affiliate of any such fund.

In connection with loans of securities and reverse repurchase transactions (if previously approved as investment vehicles for securities lending Cash Collateral) within the terms of the securities lending program, we authorize the use of the following entities as third party custodians of (a) collateral for securities lent under the securities lending program, and (b) securities purchased under repurchase transactions (if previously approved) and Cash Collateral remitted for such purchases:  The Bank of New York and JP Morgan Chase Bank.  We further authorize Citibank, N.A. as our agent to enter into the necessary agreements to effectuate the foregoing.

[end]

Schedule IV

[Omitted from the filing]

Schedule V

to the Global Securities Lending Agency Agreement,

Between CITIBANK, N.A., As the Agent

and the Lender

Cutoff Times For Sales Notification

The Lender and the Agent hereby agree to the additional procedures outlined below for Loans conducted in the indicated below.

1.Daily deadlines for the Lender’s requests to terminate a loan under Section 9.b. of the Agency Agreement are as follows:

o	For FRB Eligible Securities Settlement Date by 9 AM EST
o	For U.S. Equities and U.S. Corporate Bonds – Trade date 12 PM EST
o	For Mexican and Canadian Equities – Trade date 12 PM EST
o	For UK Equities via Crest – Trade date - 3 PM, GMT
o	For European Equities (except as detailed below)- Trade date notification by 3 PM GMT
o	For Asian/ASPAC Equities (except as detailed below)- – Trade date notification 3 PM Local time.

Market	Additional Market Lending Procedures
Hong Kong	Lender agrees to provide sale notification to the trading desk on Trade date by 12 noon Hong Kong time
Mexico	Lender agrees to provide trading desk sale notification on Trade date by 12 noon New York time
Singapore	Lender agrees to always provide trading desk sale notification on Trade date by 12 noon Hong Kong time
South Korea	Lender agrees to provide trading desk sale notification on Trade date by 12 noon Hong Kong time
Spain	Lender agrees to always provide trading desk sale notification on Trade date by 12 noon Spain time.
Taiwan

Lender agrees to provide trading desk sale notification on Trade date minus two, by 9am Hong Kong time.

Note:  Lender shall be required to agree to the additional documentation as provided by the agent prior to entering into loans in this market.

Thailand	Lender agrees to provide trading desk sale notification on Trade date by 12 noon Hong Kong time

[end]

Schedule VI

to the Global Securities Lending Agency Agreement,

Between CITIBANK, N.A., As the Agent

and the Lender

MARKET STANDARD LENDING AGREEMENTS

APPLICABLE LENDING AGREEMENT*
Global Master Securities Lending Agreement (2010)** Master Securities Loan Agreement (2000 version)*** Australian Master Securities Lending Agreement ****

* Note: Agent shall provide Lender with a copy of the applicable Lending Agreement upon request.

** Will be executed by Citibank, N.A., London Branch and tri-party agreements with Agents used under Schedule VII D III will be executed by Citibank, N.A., London Branch.

*** Will be executed by Citibank, N.A., NY offices and any tri-party agreements with Agents used under Schedule VII D III will be executed by Citibank, N.A., New York offices.

**** Will be executed by Citibank, Sydney Branch and tri-party agreements with Agent used under Schedule VII D III.

ADDITIONAL AGREEMENTS****
Global Master Repurchase Agreement (2011) Global Master Repurchase Agreement (2000) Global Master Repurchase Agreement (1995) Master Repurchase Agreement (1996)

**** If selected, “Loans” as defined and used herein the Agency Agreement shall also include transactions under each version of the GMRA and MRA.

[end]

Schedule VII

to the Global Securities Lending Agency Agreement,

Between CITIBANK, N.A., As the Agent

and the Lender

A.	OFFICE OF AGENT IN WHICH RELATIONSHIP AND TRANSACTIONS FOR LENDER ARE MANAGED:

Citibank, N.A. New York Branch

B.	NOTICES: If to Agent:Citibank, N.A.
Attention: Securities Finance, Product Management
388 Greenwich Street, 20th Floor , New York, NY 10013
Tel: 212-723-4264

Email: asl.nam.ce@citi.com

If to Lender:Victory Capital Management Inc.
Attn: Thomas Dusenberry, Director of Fund Administration
15935 La Cantera Pkwy
San Antonio, TX 78256
Tel: (216) 898-2437

Email: tdusenberry@vcm.com

C.	GOVERNING LAW AND JURISDICTION:New York law/Courts in State of New York

D.	ADDITIONAL TERMS:

I.

Service of Process. The Lender irrevocably appoints the person whose details are listed below as its agent for service of process.  If for any reason that person ceases to be able to act as such, the Client must immediately appoint another person within the jurisdiction noted above to be its agent for service of process.

Name:	___________________________
Address:	___________________________
___________________________
___________________________

II.

Tax Matrix. The Lender hereby confirms the information provided on the Tax Matrix attached hereto as Annex 1 and instructs the Agent to utilize such information in processing Loans hereunder until further instructed by the Lender.

III.	Use of Agents

The Lender authorizes the Agent to enter into any agreement necessary to delegate its functions pursuant to this Agency Agreement to any of the following in connection with tri-party repurchase transactions and tri-party collateral services:

1.	The Bank of New York Mellon
2.	The JPMorgan Chase Bank
3.	Euroclear Bank
4.	Clearstream Bank Luxembourg

IV.	US Jurisdictional Requirements

a.

Lender represents and warrants that, throughout the term of this Agency Agreement, and as long thereafter as a Loan is outstanding the Lender is: (i) a “qualified investor” as defined under 15 U.S.C. 78c(54); and, (ii) Lender is a “qualified purchaser” for purposes of Section 3(c)(7) of the Investment Company Act of 1940, as amended.

b.

Lender represents and warrants that it is not a fund or plan subject to the Employee Retirement Income Security Act of 1974 (ERISA), is not an affiliate of Citibank under section 23A of the Federal Reserve Act, and that no Citibank affiliate has investment discretion over the assets to be lent (unless specific authorization exists under Applicable Law).

c.

If Lender selects reverse repurchase transactions as an approved investment option in Schedule III hereto, Lender represents and warrants that: (i) Lender is familiar with the provisions of Rule 144 under the Securities Act; and, (ii) Lender is not, and within the preceding three months has not been, an “affiliate” of the issuer of any Purchased Securities as that term is used in Rule 144.

d.

As security for any liability of the Lender to the Agent, the Lender hereby pledges and assigns to, and grants to the Agent a continuing security interest in and a lien on, the Collateral and the proceeds thereof and the Agent shall have, with respect thereto, all of the rights and remedies of a secured party under Applicable Law.

e.	Lender agrees to the additional procedures outlined in Schedule V for Loans conducted in the indicated jurisdictions outside the United States.

f.

The parties intend the following to apply in the event the Agent becomes subject to a proceeding under a U.S. special resolution regime and, notwithstanding the selection of New York law and jurisdiction in this Agency Agreement, a dispute or controversy shall be heard in another forum:

(i)

In the event the Agent becomes subject to a proceeding under a U.S. special resolution regime, the transfer of this Agency Agreement (and any interest and obligation in or under, and any property securing, this Agency Agreement; collectively with this Agency Agreement, (the “Obligations”) from the Agent will be effective to the same extent as the transfer of the Obligations would be effective under the U.S. special resolution regime if the Obligations were governed by the laws of New York (“US Law”).

(ii)

In the event the Agent or an affiliate of the Agent becomes subject to a proceeding under a U.S. special resolution regime, default rights with respect to this Agency Agreement that may be exercised against the Agent are permitted to be exercised to no greater extent than the default rights that could be exercised under the U.S. special resolution regime if this Agency Agreement were governed by US Law.

“U.S. special resolution regime” includes the Federal Deposit Insurance Act and regulations promulgated thereunder and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and regulations promulgated thereunder.

g.

Lender authorizes Agent: (1)  to amend the Agency Agreement, if applicable, and amend on your behalf any master securities loan agreement (MSLA), master repurchase agreement (MRA) and any other agreements entered into by Agent on your behalf pursuant to this Agency Agreement, whether in the form of industry standard or bespoke agreements (the “Applicable Agreements”) including, but not limited to, agreeing to contractually acknowledge stays and overrides of default rights that would be applicable under special resolution regimes (“SRRs”) and the potential bail-in of liabilities under SRRs; (3) adhere to any protocols published by the International Swaps and Derivatives Association, Inc. on your behalf, including the ISDA Resolution Stay Jurisdictional Modular Protocol and any Jurisdictional Modules thereto,  with respect to the Applicable Agreements; and/or (4) take any other action on your behalf that Agent, in its sole discretion, deems to be necessary to comply with the Resolution Regulations.

V.	MiFID Disclosure

For the avoidance of doubt, Agent shall have a full right of sale and may at its discretion sell or otherwise dispose of Securities as to which it has exercised the lien granted in Section 6(a).

For the purpose of the disclosure in this Section V (the “MiFID Disclosure”), “Citi” and “we” shall mean Citibank, N.A., London Branch, and “you” and “your” shall mean the Lender.

Unless the context otherwise requires, terms used in this MiFID Disclosure which are defined in the Global Securities Lending Agency Agreement between us (the “Agreement”) shall have the meaning specified therein.

In this MiFID Disclosure:

“Citi Organization” means Citigroup, Inc. and any company or other entity of which Citigroup, Inc. is directly or indirectly a shareholder or owner.

“Custody Asset Rules” means the provisions of the FCA Rules relating to the holding of financial instruments or other assets on behalf of clients.

“FCA Rules” means rules contained in the FCA Handbook.

“Securities” means the assets and securities of the Lender which are treated by the Agent as safe custody assets under the Custody Asset Rules.

“Securities Financing Transaction” has the meaning given to it in Article 1(3) of Commission Delegated Directive 2017/593.

“Third Party” means any nominee, sub-custodian, settlement system or depositary through which we hold Assets.

Citi is required to draw your attention to the following information:

Regulatory status of Citi

The services provided to you under the Agreement are provided by Citibank, N.A., London Branch.

Citibank, N.A. is registered in the United States of America with RSSD ID number 476810 and holds charter no. 1461 issued by the Office of the Comptroller of the Currency. Citibank, N.A.’s principal place of business is 388 Greenwich Street, New York, NY 10013, United States of America. Its registered office is at 701 East 60th Street, North Sioux Falls, South Dakota 57104, United States of America. Citibank, N.A.’s primary federal regulator is the Office of the Comptroller of the Currency.

Citibank, N.A., London Branch, is a branch of Citibank, N.A. which is authorised and regulated by the Office of the Comptroller of the Currency of the United States of America with UK company number FC001835. It is authorised in the United Kingdom by the Prudential Regulation Authority (“PRA”) and subject to regulation by the Financial Conduct Authority (“FCA”) and limited regulation by the PRA. It appears on the UK’s financial services register with firm reference number 124704. Citibank, N.A., London Branch is registered as a branch with UK establishment number BR001018. Its UK establishment office address is Citigroup Centre, Canada Square, London E14 5LB.

Details about the extent of our regulation by the relevant competent authorities are available from us on request.

The contact addresses of the relevant competent authorities are:

PRA: Prudential Regulation Authority, 20 Moorgate, London EC2R 6DA, United Kingdom.

FCA: Financial Conduct Authority, 25 The North Colonnade, London E14 5HS, United Kingdom.

Office of the Comptroller of the Currency: 400 7th Street, SW, Washington, DC 20219, United States of America.

Unless otherwise provided for in the Agreement or as notified to you from time to time, communications to us may be sent to the attention of the Company Secretary at the address set forth below.

Citigroup Centre

Canada Square

Canary Wharf

London E14 5LB

Attention: Company Secretary

Telephone: +44 207 500 5000

Facsimile: +44 207 508 9112

Email: citi.isdcc.comms@citi.com

Client Classification

For the purposes of MiFID and other applicable regulation and based upon the information available to us, you have been classified as a professional client. You must notify us immediately of any change of circumstances that could affect your classification.

You have a right to request re-classification. If you are classified as an eligible counterparty, certain of the regulatory protections applicable to a professional client will not apply, including protections resulting from the requirements in relation to: (a) acting in accordance with a client’s best interests; (b) ensuring that information we address to clients or potential clients is fair, clear and not misleading; (c) assessing the appropriateness of services or products proposed to clients or requested by clients; (d) taking all sufficient steps for obtaining the best possible result for the execution of client orders; (e) implementing procedures providing for the prompt, fair, and expeditious execution of client orders relative to the orders of our other clients or our trading interests; (f) restricting and disclosing the giving and receiving of any fee, commission or non-monetary benefit in connection with the provision of an investment service or an ancillary service; and (g) when an investment service is offered together with another service or product as part of a package or as a condition for the same agreement or package, informing the client whether it is possible to buy the different components separately.

If you are a per se professional client and if certain criteria are met, and if we agree, you may elect to be classified as an eligible counterparty.

Although professional clients and eligible counterparties may request to be classified as retail clients, we will not accept requests for reclassification as a retail client (unless we are required by MiFID or other applicable regulation to accept such requests) and may not be able to continue to conduct business with you upon receipt of such a request.

If you have any questions about or wish to discuss your classification please contact your Client Executive.

Policies and procedures

Where we are required under MiFID or other applicable regulation to make available our policies and procedures or summaries of our policies and procedures, we will make these available at http://icg.citi.com/icg/global_markets/uk_terms.jsp or such other website as is notified to you.

All policies and procedures, or summaries thereof, may be updated and superseded by new versions from time to time, which shall be made available on the relevant website.

Reports or statements on the performance of the service

We will provide reports or statements on the services provided to you under the Agreement at least quarterly or as required under MiFID or other applicable regulation. The content, frequency and timing of such reports will be as agreed between us from time to time.

Costs and charges

You will be responsible for our fees and charges, in amounts as agreed between us from time to time. We shall provide you in good time with appropriate information with regard to all costs and related charges (including our fees) in accordance with MiFID or other applicable regulation.

To the fullest extent permissible under MiFID or other applicable regulation, you agree to a limited application of the detailed information requirements on costs and associated charges contained in Article 50 of Commission Delegated Regulation 2017/565 and any other applicable regulation.

Receiving orders in the context of custody services

Whenever Citi is given an order by you in relation to custody services, Citi’s role is restricted to reception and transmission of the order.  Citi does not execute orders as part of custody services though Citi may pass the order to any branch, subsidiary, representative office, affiliate or agent for execution where appropriate. Please refer to the section captioned Best Results on the next page under “Conflicts and inducements”.

Where our relationship is also subject to standard industry terms of business, those terms may be updated in due course.  When this happens, the terms will be made available to you in an appropriate manner (which may include via a page on our website).

Conflicts and inducements

Conflicts

We have policies and procedures to identify, consider and manage potential conflicts of interest and protect the integrity of our relationships with our clients. Personnel of Citi and personnel of any other Citi Organization established in the UK, the EU or the EEA are required to comply with such policies and procedures and may not do anything directly or indirectly that is prohibited thereunder. Our conflicts of interest policy or a summary of this policy is available and updated through the website listed in Section 3 (Policies and procedures) or such other website as is notified to you.

Inducements

Where permitted under MiFID or other applicable regulation, we may provide any monetary benefit or non-monetary benefit to, or receive any monetary benefit or non-monetary benefit from, any member of the Citi Organization or other third party (including a person acting on their behalf) in respect of the services provided pursuant to the Agreement. Details of the nature and amount of any such monetary benefit or non-monetary benefit shall be disclosed to you only if and as required under MiFID or other applicable regulation. In carrying on our business, we may provide to, and receive from members of the Citi Organization and other third parties minor non-monetary benefits. Our inducements policy or a summary of this policy is available and updated through the website listed in Section 3 (Policies and procedures) or such other website as is notified to you.

Best Results

We maintain a policy which sets out  in what circumstances, and when applicable, how we will comply with an obligation to take all sufficient steps to obtain the best possible results for our clients when executing their orders or transmitting their orders to other entities for execution.  This policy or a summary of this policy is available and updated through the website listed in Section 3 (Policies and procedures) notice or such other website as is notified to you. The policy does not apply if you have been classified as an eligible counterparty.

You should read the policy carefully as we will treat you as having consented to the policy in effect as at the time we receive an order from you or execute transactions for or with you.

Where we have received or subsequently receive express consent from you to do so (which may be given as a standing consent), your orders may be executed outside a trading venue (in other words, over the counter).

Appropriateness

If you are a “professional client” (as defined under MiFID), to the extent we are required by MiFID or other applicable regulation to assess whether a proposed transaction is appropriate for you, we are entitled to assume that you have the necessary experience and knowledge in order to understand the risks involved in respect of the services provided. Additionally, we will, for the purposes of any such appropriateness assessment, rely on the information that you or your agent have supplied to us and you represent and warrant that such information is true, accurate and complete in all material respects.

Product risk information

The services provided to you under the Agreement may relate to financial instruments (as listed in Section C of Annex I of MiFID).

Investing in financial instruments involves a degree of risk and some financial instruments are more risky than others. Prices can fall as well as rise and there is a risk you may lose some or all of your investment in a financial instrument. Before deciding to transact in any financial instrument generally, and in any particular case, you will have assessed the risks inherent in those financial instruments and in any related services and strategies which include but are not limited to the following: credit risk; market risk; and the impact of positive and negative market conditions; liquidity risk; risks relating to volatility; limitations on the available market; impediments or restrictions on divestment (including possible exit methods and their consequences, possible constraints on and the estimated timeframe for sale); interest rate risk; tax risk; foreign exchange risk; business risk; operational risk; issuer risk; insolvency risk and related events such as bail-in; stabilization risk; dividend risk; regulatory risk; legal risk; risks relating to leverage; margin requirements or similar obligations; the risks of “over the counter” trading, as opposed to on-exchange trading (such as the nature of clearing house “guarantees”, transparency of prices and ability to close out positions); and whether you may assume, as the result of the investment, financial commitments or other additional obligations, including contingent liabilities additional to the cost of acquiring the investment.

You should also read any relevant documentation, for example term sheets, and offering memoranda, which may highlight a non-exhaustive set of additional risks particular to the financial instruments. You should not rely on such highlighted risks as being the only risks in relation to a financial instrument.

We may provide services in respect of financial instruments for which the identified target market for those financial instruments is limited to professional clients as well as those for which the target market for those financial instruments is professional and retail clients.

You must not rely on the above as investment advice based on your personal circumstances, nor as a recommendation to enter into any of the services or invest in any of the products listed above. Where you are unclear as to the meaning of any of the above disclosures or warnings, we would strongly recommend that you seek independent legal or financial advice.

Reporting

We are required to provide clients with confirmations of the execution of orders carried out on their behalf in respect of financial instruments. Subject to certain exceptions, where we carry out an order in a financial instrument on behalf of a client, MiFID requires such confirmations to be provided no later than the first business day following execution or, where we receive confirmation from a third party, no later than the first business day following receipt of the confirmation from the third party. We are not required to provide such confirmations if the same information is to be promptly dispatched to the client by another person. We may separately agree with eligible counterparties on the content and timing of reporting of confirmations to the extent permitted by MiFID. For the avoidance of doubt, we may provide information on the status of an order by way of update reports. Such update reports are not intended to be and shall not amount to or supersede the confirmation required to be provided of the executed order under MiFID as referred to above and should not be considered to indicate that the order has been executed.

We will provide you with a statement of client financial instruments held on a quarterly basis if required under MiFID or other applicable regulation.

Where we or our agents or delegates and/or a third party execute an order with, for or in relation to you, or provide services to you, we, our agents or delegates and/or the third party may be required under MiFID or other applicable regulation to make information regarding the order and its execution, your positions or the services provided to you (which may include information about you) public or available or to report such information to a competent authority and/or other person. You are separately responsible for ensuring that you comply with any obligations applicable to you under MiFID or other applicable regulation to make public, provide or report information regarding your orders and their execution or your positions. For the avoidance of doubt, without separate written agreement, we do not undertake to make public, provide or report such information on your behalf or in a manner that seeks to satisfy any obligations applicable to you.

Recording of communications

Telephone conversations and electronic communications between you and us that result or may result in transactions in financial instruments will be recorded in accordance with MiFID or other applicable regulation. A copy of the recording of such conversations and communications will be available on request for a time period which is in accordance with MiFID or other applicable regulation.

Asset protection

Where we act as your custodian, we have put in place a number of processes and procedures aimed at ensuring that Securities held on your behalf will be protected.  These processes include but are not limited to:

•	Maintaining clear and accurate internal records of the Securities held on your behalf;
•	Having security procedures in relation to accepting instructions;
•	Regularly undertaking internal reconciliation of our records;
•	Satisfying our auditors that we have maintained systems adequate to protect your Securities;
•	Hiring and training professional and competent staff; and
•	Using due care and skill in the selection of sub-custodians.

Holding Securities

To the extent the Agent holds the Lender’s assets and securities in an Administration Account, such assets and securities will be treated as safe custody assets in accordance with the FCA Rules. The Administration Account shall be designated so as to make it clear that the assets and securities belong to the Lender and other customers of the Agent and the assets and securities held in the Administration Account will be segregated from the Agent’s own assets.

Where Securities are held in an omnibus account, the Agent shall take appropriate measures to prevent the unauthorized use of the Lender’s assets for the account of other persons, in particular by monitoring its ability to deliver Securities on the settlement date and undelivered Securities outstanding on and beyond the settlement date.  Nevertheless, there is a risk that as a result of certain events which may include settlement delays or time differences the Lender’s assets could be withdrawn or used to meet obligations of other persons. Due to the nature of omnibus client custody accounts, events such as settlement delays and timing differences may on occasion result in the omnibus accounts experiencing shortfalls in number of assets held (a “shortfall”).  Should this occur, to provide protection to the overall omnibus pool; whilst the shortfall is being resolved, in accordance with the Financial Conduct Authority’s Client Assets Rules (“CASS Rules”) and where appropriate, Agent will cover the shortfall by appropriating a sufficient number of Agent’s own assets to cover the equivalent value of the shortfall and hold them for the relevant clients under the CASS Rules as provided in the section captioned “Shortfalls” below.  If there is a shortfall of Securities in the event of Agent’s insolvency, all Customers who hold Securities in the omnibus account may share in the shortfall on a pro rata basis.

The Lender understands that Loaned Securities will no longer be held by the Agent as safe custody assets in accordance with the FCA Rules. The Borrower will be contractually obligated to redeliver securities equivalent to the Loaned Securities to the Lender, however subject to Section 4.b of this Agency Agreement the Lender will be subject to the credit risk of the Borrower. In the event the Borrower does not redeliver the Loaned Securities (and the Collateral is insufficient to cover the Borrower’s obligations to the Lender), subject to Section 4.b of this Agency Agreement, the Agent will not be liable for any diminution in the value of Loaned Securities resulting from the default of the Borrower.

The Agent is an approved bank within the definition of the FCA Rules and the PRA’s Handbook of rules and guidance.

The Lender understands that securities lending is conducted off-exchange. The Lender confirms that it does not require the Agent to supply it with contract notes or confirmations in respect of securities lending transactions undertaken by virtue of the agency arrangements established under this Agency Agreement.

Holding Securities with a Third Party

Subject to the terms of the Agency Agreement your Securities may be held by us with a Third Party which is (a) an affiliate of Citi or (b) not an affiliate of Citi.

Our liability to you is as set out in the Agency Agreement, as may be amended, modified or supplemented from time to time.

Where we arrange for your Securities to be held in a jurisdiction outside the UK, the EU or the EEA (a “Third Country”) there may be different settlement, legal and regulatory requirements and different practices for the separate identification of investments from those that would have applied if such accounts were held in the UK or other EU or EEA member state.

We may deposit your Securities with a Third Party in a country that does not regulate the holding and safekeeping of financial instruments for the account of another person as permitted by MiFID. Unless requested by you in writing, we will only arrange for such Securities to be deposited with such a Third Party where the nature of the Securities, or the services provided in connection with such Securities requires that they be so deposited.

In the event of the insolvency or any other analogous proceedings of a Third Party holding your Securities, we may only have an unsecured claim against the Third Party on your behalf and subject to the terms of the Agency Agreement, you may be exposed to the risk that the securities, cash or any other property received by us from the Third Party is insufficient to satisfy your claim and the claims of all other relevant clients.

Where we deposit your Securities with a Third Party, such Securities may be pooled with those belonging to other of our clients. Where we do this, your individual client entitlements may not be separately identifiable by separate certificates, other physical documents of title or equivalent electronic record and so, in the event of an irreconcilable shortfall after our insolvency, clients whose Securities have been pooled may share in that shortfall in proportion to their original Securities in the pool. Any entitlements or other benefits arising in respect of pooled Securities will be allocated pro rata to each client whose Securities are so pooled.

Registration or recording of Securities

Where we hold registrable Securities for you, normally such Securities will be held in your name or in the name of an eligible nominee. However, where Securities are subject to the law or market practice of a Third Country and where permitted by MiFID, we may register or record your Securities in our name or in the name of a Third Party.

Where we hold registrable Securities for you with a Third Party, if your Securities are held in our name or the name of a Third Party, such Securities may not be segregated from our Securities or those of the Third Party and in the event of a default by us or the Third Party, may not be as well protected from claims of our creditors or those of the Third Party (in comparison to if your Securities had been segregated from our own Securities or those of the Third Party).

Lien or other security interests

The existence and terms of any lien or other security interest which we have, or may have, over your Securities are set out in the Agency Agreement.

Where Securities recorded as being held in your Custody Account are deposited into an account with a Third Party, such Third Party may have a security interest or lien over such Securities, to the extent we are permitted to grant such rights by MiFID.

We will not grant a security interest or lien enabling a Third Party to dispose of your Securities in order to recover debts that do not relate to you or the business transacted by us with or on behalf of you unless we are required to do so by MiFID or other applicable regulation. If your Securities are disposed of to recover debts unrelated to you, we may only have an unsecured claim against the Third Party on your behalf, and you will be exposed to the risk that the securities, cash or any other property received by us from the Third Party are insufficient to satisfy your claim.

Securities Financing Transactions

Where you or we on your behalf, enter into Securities Financing Transactions in relation to your Securities held by us on your behalf, you acknowledge that the Securities will be transferred to the transferee by way of absolute title transfer and will become the absolute property of such transferee free from any security interest and from any equity, right, title or interest of yours but that you shall have a right against such transferee for the delivery of Securities that are equivalent to Securities of identical type and nominal value.

Cash held as banker

Unless otherwise notified to you, money held for you in an account with us will be held by us as banker and not as trustee in accordance with the UK client money rules (the “Client Money Rules”). As a result, in the event of our insolvency (or analogous event), the client money distribution and transfer rules will not apply to such money, and you will not be entitled to share in any distribution under such client money distribution and transfer rules.

Shortfalls

Where, in the circumstances contemplated in the paragraph below, we hold money for you in accordance with the Client Money Rules, we hold such money as trustee and not as banker. In such case, in the event of our insolvency (or analogous event), the Client Money Rules will apply and you will be entitled to share in any relevant distribution under the client money distribution and transfer rules.

Where we choose to hold an amount of our money to cover a shortfall (as such term is used in the Custody Asset Rules being, in summary, any amount by which non-cash assets held by us in the course of our provision of custodial services falls short of our obligations to our clients), we will hold that amount for you in accordance with the Client Money Rules (“Cover Amount”) until the shortfall is resolved (unless otherwise agreed). Where the relevant shortfall reduces or is otherwise resolved, the Cover Amount (or the portion thereof in excess of the relevant shortfall) shall become immediately due and payable to us and will cease to be client money held for you. In the event of termination of the services provided to you pursuant to the Agency Agreement, payment to you of any such money covering a shortfall will fully discharge our obligation to return the non-cash assets which were the subject of that shortfall to you.

We may transfer client money to be held by a third party bank or credit institution (the “Third Party Bank”). Except as provided for in the Agency Agreement, we accept no liability for the acts or omissions of the Third Party Bank. In the event of the insolvency or analogous proceedings of the Third Party Bank, the money received by us from the Third Party Bank may be insufficient to satisfy your claim.

We may arrange for client money to be held outside the UK. Such money may be held in accounts with the Third Party Bank in a state which is not an EEA state and, in such case, the relevant accounts will be subject to the laws of that state and the client money may be treated in a different manner from that which would apply if the client money were held by a person located in the EEA.

Where client money is deposited into an account with the Third Party Bank, such Third Party Bank may have a security interest or lien over, or right of set-off in relation to, such money, to the extent that we are permitted to grant such rights by the Client Money Rules.

Any interest received by us in respect of the Cover Amount shall be retained by us and shall not be credited to your account.

Compensation

We are covered by the UK Financial Services Compensation Scheme (“FSCS”). If you are an eligible claimant, you may be entitled to compensation from the scheme if we cannot meet our obligations. This depends upon the type of business and the circumstances of the claim. Claims under the UK FSCS are subject to maximum limits on compensation. The limit for investment business as at January 2018 is £50,000 per person per authorised firm. The limit for deposit taking as at January 2018 is £85,000 per depositor per authorised firm. In addition, certain deposits, known as temporary high balances, may qualify for compensation in excess of £85,000.

We are required to disclose to you the information relating to the UK FSCS set out in the “Basic Information Sheet” at the Annex to this Regulatory Schedule.

The cash account being opened with us will automatically be deemed not eligible for depositor protection. If, however, you consider the account should be eligible for UK depositor protection or is being opened on behalf of an eligible beneficial owner, please advise your Citi Relationship Manager in writing. It is your responsibility to advise us of depositor protection status.

Please arrange for the Basic Information Sheet to be signed and returned to your Citi Relationship Manager as an acknowledgement of receipt. This is a mandatory requirement prior to the cash account opening.

Further information about the UK FSCS (including information as to who is an eligible claimant) is available from us on request and is also available from the UK FSCS website (see www.fscs.org.uk).

Complaints handling

Information regarding the process to be followed when handling a complaint, our complaints handling policy or a summary of this policy and contact details of our complaints management function are available on request and at the website listed in Section 3 (Policies and procedures) or such other website as is notified to you.

If you are an eligible complainant (as defined in the FCA Rules) you may have the right to refer your complaint to the Financial Ombudsman Service. The Financial Ombudsman is a free and independent statutory dispute resolution scheme for financial services. Details of who are eligible complainants can be obtained from the Financial Ombudsman Service. The Financial Ombudsman Service’s website is at www.financial-ombudsman.org.uk and they can be contacted at:

The Financial Ombudsman Service

Exchange Tower

London E14 9SR

Email: complaint.info@financial-ombudsman.org.uk

Telephone: 0800 0234 567 or 0300 1239 123

VI.	Cash Penalties

In this Schedule VII:

“CSDR” means Regulation (EU) No 909/2014 and the Settlement Discipline RTS as they may be modified from time to time;

“Delivering Party” means the Failing Trading Party where the Relevant Transaction is not executed on a Trading Venue or the Failing Trading Venue Member where the Relevant Transaction is executed on a Trading Venue;

“EEA” means the European Economic Area;

“Failing Trading Party” and “Failing Trading Venue Member” shall be construed in accordance with its use in the Settlement Discipline RTS;

“Relevant Financial Instruments” means any of the instruments referred to in Article 5(1) CSDR provided that the instrument satisfies the requirements of Articles 7(10) and 7(12) of CSDR;

“Relevant Transaction” means any transaction in Relevant Financial Instruments between you and a counterparty which is to be settled in a CSD located in the EEA, except any transaction in respect of which an exemption from the cash penalty rules under Article 7 CSDR applies;

“Settlement Discipline RTS” means Commission Delegated Regulation (EU) 2018/1229 as it may be modified from time to time;

“Settlement Fail” means the non-occurrence of settlement, or partial settlement, of a Relevant Transaction on the Intended Settlement Date due to a failure by the Delivering Party to deliver the Relevant Financial Instruments subject to the Relevant Transaction on the Intended Settlement Date; and

“Trade Date” the date on which a transaction is executed within the market.

Terms used in this Schedule VII which are capitalised but not defined shall be construed in accordance with their meaning under CSDR and the Settlement Discipline RTS, as applicable.

We will absorb the cash penalties under CSDR in respect of any Settlement Fail in respect of your Loans and you agree that:

a.	we are entitled to retain the benefit of any credits/cash penalties received in respect of Settlement Fails relating to your Loans;

b.

where applicable, you will ensure that partial delivery is made to the fullest extent possible in respect of any sale transaction so that a Settlement Fail will only occur in respect of Relevant Financial Instruments that are not standing to the credit of the applicable account due to being on loan with the applicable Borrower(s); and

c.

to the extent that we determine in a commercially reasonable manner that any cash penalties arising in respect of Settlement Fails in respect of any sale transaction are the result of any action or inaction by you, including but not limited to you failing to notify us of a sale prior to close of business London time on the applicable Trade Date, then, if we determine that we wish to make a demand, you agree to reimburse us on demand in respect of the corresponding cash penalty cost incurred by us.

VII.	Australian Jurisdictional Requirements

ASIC Class Order Exemption

Citibank, N.A. is incorporated in the United States of America and its principal regulators are the US Office of the Comptroller of Currency and Federal Reserve under US laws, which differ from Australian laws. Citibank, N.A. does not hold an Australian Financial Services Licence under the Corporations Act 2001 as it enjoys the benefit of an exemption under ASIC Class Order CO 03/1101 (remade as ASIC Corporations (Repeal and Transitional) Instrument 2016/396 and extended by ASIC Corporations (Amendment)Instrument2021/510).

[end]

TAX MATRIX

Country	Pioneer
Argentina	100%
Australia	85%*
Australia - REIT	85%*
Austria	85%
Belgium	85%
Belgium - REIT	85%
Brazil	90%
Canada	85%
Canada – REIT	85%
China	90%
China H Shares	90%
Czech Republic	85%
Denmark	85%
Finland	85%
France	85%
France - REIT	85%
Germany	85%
Greece	95%
Greece - REIT	100%
Hong Kong	100%
Hong Kong - REIT	100%
Hungary	100%
Ireland	100%
Ireland – REIT	85%
Israel	75%
Israel – REIT	77%
Italy	85%
Italy - REIT	85%
Japan	90%
Japan - REIT	90%
Korea (South)	83.5%
Luxembourg	85%
Malaysia	100%
Malaysia - REIT	90%
Mexico	90%
Mexico – REIT	70%
Netherlands	85%
Netherlands - REIT	85%
New Zealand	85%
Norway	75%
Philippines	75%
Philippines - REIT	90%
Poland	85%
Portugal	85%
Romania	95%
Singapore	100%
Singapore - REIT	90%
South Africa	85%
South Africa - REIT	85%
Spain	85%
Spain - REIT	85%
Sweden	85%
Switzerland	85%
Taiwan	79%
Taiwan – REIT	79%
Thailand	90%
Turkey	85%
Turkey - REIT	100%
United Kingdom	100%
United Kingdom - REIT	85%
United States	100%
United States - REIT	100%
* Loans in this market may be booked at 100% tax rate to account for Franked Dividends

Exhibit A

to the Global Securities Lending Agency Agreement,

Between CITIBANK, N.A., As the Agent

and the Lender

LIST OF DESIGNATED ACCOUNTS

Fund Name
Victory AMT-Free Municipal Fund
Victory High Income Municipal Fund
Victory Pioneer Active Credit Fund
Victory Pioneer Balanced Fund
Victory Pioneer Bond Fund
Victory Pioneer Bond VCT Portfolio
Victory Pioneer CAT Bond Fund
Victory Pioneer Core Equity Fund
Victory Pioneer Disciplined Growth Fund
Victory Pioneer Disciplined Value Fund
Victory Pioneer Equity Income Fund
Victory Pioneer Equity Income VCT Portfolio
Victory Pioneer Equity Premium Income Fund
Victory Pioneer Floating Rate Fund
Victory Pioneer Fund
Victory Pioneer Fund VCT Portfolio
Victory Pioneer Fundamental Growth Fund
Victory Pioneer Global Equity Fund
Victory Pioneer High Yield Fund
Victory Pioneer High Yield VCT Portfolio
Victory Pioneer International Equity Fund
Victory Pioneer Mid Cap Value Fund
Victory Pioneer Mid Cap Value VCT Portfolio
Victory Pioneer Multi-Asset Income Fund
Victory Pioneer Multi-Asset Ultrashort Income Fund
Victory Pioneer Securitized Income Fund
Victory Pioneer Select Mid Cap Growth Fund
Victory Pioneer Select Mid Cap Growth VCT Portfolio
Victory Pioneer Short Term Income Fund
Victory Pioneer Solutions Balance Fund
Victory Pioneer Strategic Income Fund
Victory Pioneer Strategic Income VCT Portfolio
Victory Pioneer U.S. Government Money Market Fund

To the extent the custodian listed above is not Citibank, N.A., the Lender agrees to give irrevocable instructions to the applicable custodian substantially in the form of those set out in Annex 1 to this Exhibit A.

[end]

FORM OF LETTER TO BE SENT BY LENDER TO THE CUSTODIAN

(If Citibank, N.A., is not the custodian of the securities in the Designated Accounts)

Ladies and Gentlemen:

We have entered into a Global Securities Lending Agency Agreement (the “Agreement”) with Citibank, N.A. (“Citibank”).  Under the Agreement Citibank, N.A. is authorized to enter into securities lending agreements with borrowers (the “Borrowers”) on our behalf and at our risk and to exercise all our rights, powers and discretion in relation to such loans and lending agreements.  In accordance with the terms of the Agreement and the Custody Agreement dated • (the “Custody Agreement”) whereby we appointed you (the “Custodian”) to act as our custodian, we should be grateful if you would act in accordance with the following instructions.

Expressions used in this letter shall have the following meanings:

“Corporate Actions” means calls for redemption, grants or expirations of conversion or subscription rights, notices of payment of dividends or other distributions, mergers, offers, consolidations, reorganizations and capitalizations and any other corporate actions or administrative or supervisory matters affecting the Securities.

“Loan” means any securities lending transaction entered into by Citibank on our behalf.

“Securities” means those securities which are held with the Custodian in its capacity as custodian, or by a sub-custodian appointed by the Custodian in its capacity as custodian, in all cases pursuant to the Custody Agreement; the Services set out herein will be performed by the Custodian only in respect of those Securities held in such accounts which have been marked by the Custodian as “available” and which have been notified as such to Citibank.

We hereby direct the Custodian to provide the following services to Citibank:

1.

The Custodian shall notify Citibank, acting through any duly authorized individual as notified to the Custodian in writing from time to time by Citibank (an “Authorized Person”)), of a list of Securities available for Loan.

2.	Upon receipt of an instruction from an Authorized Person, the Custodian shall deliver out Securities and record those Securities within the Custodian’s custody accounting system as being on Loan.
3.	Upon receipt of an instruction from an Authorized Person or SWIFT instructions from Citibank, the Custodian shall process the receipt of Securities returned from Loan by a Borrower.

4.In relation to Corporate Actions, the Custodian shall:

4.1	notify Citibank of any Corporate Action which the Custodian has actually received, affecting Securities transferred under a Loan;

4.2	act upon instructions received from an Authorized Person in connection with Corporate Actions affecting Securities transferred under a Loan; and
4.3	receive benefits or distributions on our behalf arising out of Corporate Actions affecting Securities transferred under a Loan.
5.	In the event that a “buy-in” is exercised against us, the Custodian will give written notice to Citibank before [time] on the trade date for such “buy-in”.

All communications to Citibank shall be directed to:

Citibank, N.A.

[insert relevant address and details]

for the attention of: Securities Lending

or to such other address, or for the attention of such other person as Citibank shall from time to time notify to the Custodian.

Yours faithfully

[NAME OF CLIENT]

Exhibit B

to the Global Securities Lending Agency Agreement (the “Agreement”),

Between CITIBANK, N.A., As the Agent

and the Lender

Additional Custody Terms

1.	APPOINTMENT OF AGENT AS CUSTODIAN OF THE ASSETS
(A)

The Agent does not serve as the Lender’s securities custodian, but in the course of performing its activities under this Agreement, the Agent will have certain custodial-type obligations relating to the safekeeping of Securities and Collateral, the settlement of Loans and the servicing of assets. These activities may be undertaken in different markets. Accordingly, the Lender hereby authorizes and instructs the Agent:

(i)

subject to this Exhibit, to hold on behalf of Lender the Loaned Securities and/or securities, bonds, notes, other financial assets or cash which form part of the Collateral (collectively, the “Assets”) from time to time; and

(ii)	to establish on its books a securities account (the “Securities Account”) and a collateral account (the “Collateral Account”) in connection with the foregoing.

2.	PERFORMANCE BY THE AGENT ACTING AS CUSTODIAN OF THE ASSETS

(A)

Lender authorizes the Agent to do all such things as may be necessary to effect the purposes of this Agreement without any instructions from Lender, including without limitation signing any documentation required under the laws of the relevant jurisdiction, collecting income, payments and distributions in respect of the Assets, and making cash disbursements for any expenses incurred in respect of the Assets or otherwise pursuant to this Agreement.

(B)

In providing the safekeeping services contemplated hereunder, insofar as the safekeeping services are provided by Citibank, N.A., London,, the Agent shall comply with the FCA and PRA Rules applicable or other applicable rules to it as custodian and shall treat Lender as a professional client for the purposes of the FCA Rules.

(C)

Administrative support providers are those persons utilized by the Agent to perform ancillary services of a purely administrative nature such as couriers, messengers or other commercial transport systems.

(D)

Market infrastructures are public utilities, external telecommunications facilities and other common carriers of electronic and other messages, and external postal services.  Market infrastructures are not delegates of the Agent and the Agent has no responsibility for selection or appointment of, or for performance by, any market infrastructure.

(E)

Assets deposited with clearance systems hereunder will be subject to the laws, rules, statements of principle and practices of such clearance systems. Assets held in a clearance system may be subject to a lien or other security interests under such laws, rules, statements of principle and practices.

Clearance Systems are not delegates of the Agent and the Agent has no responsibility for selection or appointment of, or for performance by, any clearance system.

(F)	The Agent may deposit or procure the deposit of Assets with any clearance system as required by law, regulation or best market practice.

(G)

The Agent shall act in good faith and use reasonable care in the selection and continued appointment of Subcustodians.  Subject to paragraph 3(B) below, the Agent shall also be responsible for the negligence, willful misconduct or fraud of any branch or subsidiary of the Agent that is a Subcustodian. As to Subcustodians which are not branches or subsidiaries of the Agent, the Agent shall bear responsibility as set forth in the first sentence of this paragraph (G) and section 5(b) of the Agreement.

(H)	The Agent does not provide shareholder voting services for Lender.

(I)

The Agent shall be under no duty to take or omit to take any action with respect to the safekeeping of, or any other matter relating to the Assets held by it, except in accordance with this Agreement (including, for the avoidance of doubt, any reporting, accounting or auditing obligations).

(L)

Wherever possible, the Securities Account and the Collateral Account shall be designated so as to make it clear that the Assets belong to Lender and shall be segregated from the Agent’s securities or securities belonging to an affiliated company of the Agent that is not being treated as an arm’s length customer in accordance with the FCA Rules.

(M)

Where applicable, the Agent shall notify Lender of notices, circulars, reports and announcements which the Agent has received, in the course of acting in the capacity of custodian, concerning the Assets held on Lender’s behalf that require discretionary action, including the exercise of voting rights, conversion and subscription rights, takeovers, other offer or capital re-organizations.

3.	EU SHAREHOLDER RIGHTS DIRECTIVE (“SRD II”)[1]

(A)

SRD II contains certain requirements relating to equity securities that are within its scope and any other securities that are covered in a local law implementation of SRD II (collectively, “SRD II Securities”) with respect to the (i) identification of shareholders, (ii) the transmission of information to shareholders and the (iii) facilitation of the exercise of rights by shareholders.

(B)

The Borrowers will periodically deliver Collateral on a title transfer basis to mitigate the Lender’s credit risk if that Borrower defaults. Such Collateral is held (directly or indirectly) in one or more custody accounts with one or more designated custodians or subcustodians, who may also act as tri-party collateral managers (such Collateral, when comprising SRD II Securities, the “SRD II Collateral”).

(C)

The Agent will respond to any shareholder identification requests received in connection with SRD II as required by law. In respect of SRD II Collateral, the Agent will identify the Lender as the shareholder of any SRD II Collateral on the applicable record date (for example, where such SRD II Collateral has not been substituted).
(D)

The Lender instructs the Agent to deliver all information, and/or to direct that the applicable custodian delivers all information, relating to SRD II Collateral to the Borrower or, where SRD II Collateral was provided following the Borrower exercising a right of re-use over such SRD II Collateral, the original collateral provider as determined by the applicable custodian.

(E)

Where the Lender is entitled to exercise any rights (including, without limitation, any voting rights) in respect of SRD II Collateral (for example, as a result of a failure by the Borrower to substitute such SRD II Collateral), the Lender instructs the Agent  to accept instructions on the exercise of such rights from the Borrower, or to direct the applicable custodian to do so, subject to the terms of any documentation entered into with the applicable custodian and/or Borrower (which may preclude any exercise of  such rights in some or all circumstances).

4.	STANDARD OF CARE; SCOPE OF RESPONSIBILITY

(A)	In performing its custodial duties, the Agent shall exercise the due care of a professional custodian for hire.

(B)	The scope of responsibility of the Agent in its capacity as Custodian and any qualifications upon or exclusions relating to such responsibility shall be as set forth in the Agreement.

(C)

In performing its custodial functions, the Agent is responsible for the performance of only those duties as are expressly set forth herein and shall have no implied duties or obligations. The Agent is not responsible for supervising the Lender’s principal custodian.

(D)

In the event of the insolvency or any other analogous proceedings of a third party holding Lender’s Assets, the Agent will typically only have an unsecured claim against the third party on Lender’s behalf, and Lender will be exposed to the risk that the securities, cash or any other property received by the Agent from the third party is insufficient to satisfy Lender’s claim and the claims of all other relevant clients. Agent requires all subcustodians to segregate securities held for Agent’s clients from Subcustodian’s own securities and Agent obtains legal opinions covering, among other things, a custodial client’s right to recover securities in the event of the insolvency of the subcustodian or a central securities depository.

(E)

Lender understands and agrees that the Agent’s performance under this Exhibit B is subject to the relevant local laws, regulations, decrees, orders and government acts, and the rules, operating procedures and practices of any relevant stock exchange, clearance system or market where or through which Instructions are to be carried out and to which the Agent is subject and as exist in the country in which any Assets are held.

(F)

The Agent shall exercise reasonable care in receiving Assets but does not warrant or guarantee the form, authenticity, value or validity of any Security received by the Agent. If the Agent becomes aware of any defect in title or forgery of any Security, the Agent shall promptly notify Lender.

(G)

The Agent is not responsible for the form, accuracy or content of any notice, circular, report, announcement or other material not prepared by the Agent but provided by Agent pursuant to this Exhibit B.

5.	CITIGROUP ORGANIZATION INVOLVEMENT

Lender agrees and understands that any member of the Citigroup Organization can be engaged as principal in connection with foreign exchange transactions and may otherwise be engaged in any transaction effected by Lender or by any person for its account and benefit, or by or on behalf of any counterparty or issuer.  Subject to Schedules II and III, the Agent is entitled to effect any transaction by or with itself or any member of the Citigroup Organization and to pay or keep any fee, commissions or compensation as specified in any Instruction or, if no specification is provided, any charges, fees, commissions or similar payments generally in effect from time to time with regard to such or similar transactions.

[end]

11

SRD II means Directive 2007/36/EC of the European Parliament and of the Council of 11 July 2007 on the exercise of certain rights of shareholders in listed companies, as amended by Directive (EU) 2017/828 of the European Parliament and of the Council of 17 May 2017 as regards the encouragement of long-term shareholder engagement (“SRD II”)

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4896-4695-1514